                                                                       EXHIBIT 2

                           NORSKE SKOG CANADA LIMITED

-------------------------------------------------------------------------------------------------------------------------
                                                                       Three months ended           Nine months ended
FINANCIAL HIGHLIGHTS                                                      September 30                 September 30
                                                                      -----------------------    ------------------------
unaudited (in millions of dollars, except where otherwise stated)        2002         2001          2002          2001
---------------------------------------------------------------------------------------------    ------------------------
SALES AND EARNINGS

Net sales                                                             $  392.6     $  322.1      $1,076.7      $  975.9
Operating earnings (loss)                                                 (3.9)        13.7         (85.6)         68.4
Net earnings (loss)                                                      (20.1)        18.8         (86.0)         56.5
EBITDA (1)                                                                42.4         45.0          46.3         156.8
EBITDA margin (%) (2)                                                     10.8         14.0           4.3          16.1

OTHER FINANCIAL INFORMATION

Working capital (3)                                                   $  302.5     $  344.9      $  302.5      $  344.9
Capital expenditures                                                      13.6         21.5          40.5          62.1
Total assets                                                           2,938.6      3,171.9       2,938.6       3,171.9
Total debt (4)                                                           903.3      1,168.9         903.3       1,168.9
Shareholders' equity                                                   1,162.1      1,048.5       1,162.1       1,048.5
Current assets to current liabilities (3)                               2.14:1       2.19:1        2.14:1        2.19:1
Total debt to total capitalization (%) (4), (5)                           43.7         52.7          43.7          52.7
Common shares outstanding at end of period (in millions)                 205.9        174.8         205.9         174.8
Weighted average common shares outstanding (in millions)                 205.9        140.7         189.2         129.8

PER COMMON SHARE PERFORMANCE (IN DOLLARS)

Basic and diluted earnings (loss)                                     $  (0.10)    $   0.13      $  (0.45)     $   0.44
EBITDA                                                                    0.21         0.32          0.24          1.21
Book value (6)                                                            5.64         6.00          5.64          6.00
Cash flow (7)                                                            (0.23)        0.43         (0.31)         1.66
Price (8) - High                                                          7.45        18.80          7.60         19.75
          - Low                                                           5.10         5.70          5.10          5.70

FOREIGN EXCHANGE RATES

Effective period foreign exchange rate - C$/US$ (9)                      1.552        1.540        1.540          1.532
Average period spot foreign exchange rate - C$/US$ (10)                  1.563        1.545        1.571          1.538
Period end spot foreign exchange rate - C$/US$                           1.586        1.579        1.586          1.579

SALES (IN THOUSANDS OF TONNES)

Specialties                                                              223.1        114.6        600.3          249.4
Newsprint                                                                201.6        149.4        550.7          437.1
Pulp and containerboard                                                  126.6        154.6        375.3          540.7

AVERAGE SALES REVENUE PER TONNE (IN DOLLARS)

Specialties                                                           $    874     $  1,042      $   893       $  1,036
Newsprint                                                                  581          787          581            851
Pulp and containerboard                                                    635          551          587            639

AVERAGE COST OF SALES PER TONNE (IN DOLLARS) (11)

Specialties                                                           $    729     $    766      $   748       $    753
Newsprint                                                                  551          643          589            631
Pulp and containerboard                                                    479          500          559            570

 (1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and before other non-operating income and expenses. As there is no generally accepted method of calculating EBITDA, the measures as calculated by the Company may not be comparable to similarly titled measures reported by other companies. Throughout this report EBITDA is calculated in the following manner:

     Operating earnings (loss)                                        $ (3.9)      $   13.7      $ (85.6)      $   68.4
     Add: Depreciation and amortization                                 46.3           31.3        131.9           88.4
                                                                      --------      ---------    --------      ----------
     EBITDA                                                           $ 42.4       $   45.0      $  46.3       $  156.8
                                                                      --------      ---------    --------      ----------
                                                                      --------      ---------    --------      ----------

 (2) EBITDA margin (%) is defined as EBITDA as a percentage of sales.
 (3) Working capital and current assets to current liabilities, for these purposes, exclude cash and short-term investments and current portion of long-term debt.
 (4) Total debt is comprised of long-term debt including current portion.
 (5) Total capitalization is comprised of total debt and shareholders' equity.
 (6) Book value is calculated based on common shares outstanding at the end of the period.
 (7) Operating cash flow after changes in non-cash working capital.
 (8) A special distribution of $12.00 per common share was paid to shareholders on August 28, 2001.
 (9) Effective period foreign exchange rate represents a blended rate which takes account of the applicable spot rates and the Company's revenue hedging program in the period.
(10) Average period spot foreign exchange rate is the average Bank of Canada noon spot rate over the reporting period.
(11) Average cost of sales per tonne for these purposes excludes selling, general and administrative costs and depreciation and amortization.

                           NORSKE SKOG CANADA LIMITED

------------------------------------------------------------------------------------------------------------------------------------
QUARTERLY SEGMENTED INFORMATION                                    2001, Three months ended               2002, Three months ended
                                                            ---------------------------------------    -----------------------------
unaudited                                                    March 31  June 30   Sept 30   Dec 31       March 31   June 30  Sept 30
(in millions of dollars, except where otherwise stated)
---------------------------------------------------------------------------------------------------    -----------------------------
SPECIALTIES

Net sales                                                     $ 61.6   $ 77.3    $119.4    $223.6        $170.4    $170.9    $195.1
EBITDA                                                          14.0     17.1      26.8      45.3          26.3      14.3      25.2
EBITDA margin (%)                                               22.7     22.1      22.4      20.3          15.4       8.4      12.9

SALES (IN THOUSANDS OF TONNES)                                  59.1     75.7     114.6     222.1         181.5     195.7     223.1


PRODUCTION (IN THOUSANDS OF TONNES)                             67.6     82.6     104.7     216.0         188.3     197.2     241.7


Average sales revenue per tonne (in dollars)                  $1,042   $1,021    $1,042    $1,007        $  939    $  873    $  874
Average cost of sales per tonne (in dollars) (1)                 741      741       766       771           754       763       729


NEWSPRINT

Net sales                                                     $147.4   $107.0    $117.5    $117.3        $ 91.0    $112.0    $117.1
EBITDA                                                          38.7     20.6      15.0      11.4         (12.3)     (8.2)      0.9
EBITDA margin (%)                                               26.3     19.3      12.8       9.7         (13.5)     (7.3)      0.8

SALES (IN THOUSANDS OF TONNES)                                 163.0    124.7     149.4     166.8         150.6     198.5     201.6

PRODUCTION (IN THOUSANDS OF TONNES)                            160.9    119.4     138.3     174.0         150.0     197.3     201.8

Average sales revenue per tonne (in dollars)                  $  904   $  858    $  787    $  703        $  604    $  564    $  581
Average cost of sales per tonne (in dollars) (1)                 621      632       643       606           653       581       551

BENCHMARK PRICE (US$ PER TONNE) (2)
Newsprint 48.8 gsm                                            $  607   $  623    $  572    $  508        $  462    $  440    $  452


PULP AND CONTAINERBOARD

Sales                                                         $177.7   $123.1    $106.4    $ 83.6        $ 92.5    $109.6    $122.0
Less: inter-segment sales                                      (22.5)   (17.8)    (21.2)    (11.7)        (29.6)    (32.7)    (41.6)
                                                            ---------------------------------------    -----------------------------
Net sales                                                      155.2    105.3      85.2      71.9          62.9      76.9      80.4
                                                            ---------------------------------------    -----------------------------
EBITDA                                                          33.6    (12.2)      3.2      (2.6)        (16.1)     (0.1)     16.3
EBITDA margin (%)                                               21.6    (11.6)      3.8      (3.6)        (25.6)     (0.1)     20.3

SALES (IN THOUSANDS OF TONNES)

Pulp                                                           184.3    156.7     127.4      99.9          85.8     107.6      97.7
Containerboard                                                  23.6     21.5      27.2      28.8          25.1      30.2      28.9
                                                            ---------------------------------------    -----------------------------
                                                               207.9    178.2     154.6     128.7         110.9     137.8     126.6
                                                            ---------------------------------------    -----------------------------

PRODUCTION (IN THOUSANDS OF TONNES)
Pulp                                                           168.4    155.3     109.4     105.7          80.4       101.8    98.3
Containerboard                                                  24.7     25.4      27.4      24.1          27.0        27.6    29.9
                                                            ---------------------------------------    -----------------------------
                                                               193.1    180.7     136.8     129.8         107.4       129.4   128.2
                                                            ---------------------------------------    -----------------------------

Average sales revenue per tonne (in dollars)                  $  747   $  591    $  551      $  559       $ 567      $  558  $  635
Average cost of sales per tonne (in dollars) (1)                 568      632       500         546         681         534     479

BENCHMARK PRICE (US$ PER TONNE) (2)
NBSK pulp                                                     $  660   $  545    $  457      $  463       $ 443      $  457  $  485

(1) Average cost of sales per tonne for these purposes excludes selling, general and administrative costs and depreciation and amortization.

(2)  Benchmark prices are sourced from RISI.

                           NORSKE SKOG CANADA LIMITED

-------------------------------------------------------------------------------------------------------------------------
                                                                        Three months ended           Nine months ended
CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS                   September 30                 September 30
                                                                      -----------------------    ------------------------
unaudited (in millions of dollars, except where otherwise stated)       2002          2001          2002          2001
---------------------------------------------------------------------------------------------    ------------------------
                                                                                   (RESTATED                   (RESTATED
                                                                                   - NOTE 2)                   - NOTE 2)
NET SALES                                                              $392.6        $ 322.1     $1,076.7        $ 975.9
                                                                      --------       --------    ---------       --------
OPERATING EXPENSES
  Cost of sales                                                         334.5          261.0        983.4          771.7
  Selling, general and administrative                                    15.7           16.1         47.0           47.4
  Depreciation and amortization                                          46.3           31.3        131.9           88.4
                                                                      --------       --------    ---------       --------
                                                                        396.5          308.4      1,162.3          907.5
                                                                      --------       --------    ---------       --------

OPERATING EARNINGS (LOSS)                                                (3.9)          13.7        (85.6)          68.4

GAIN (LOSS) ON TRANSLATION / REPAYMENT OF LONG-TERM DEBT                 (5.7)         (10.9)        10.6          (10.9)

OTHER EXPENSE, NET (NOTE 4)                                                 -           (1.4)       (12.7)         (33.7)

INTEREST EXPENSE                                                        (17.6)         (10.4)       (59.6)         (10.4)

INTEREST INCOME                                                           0.1            9.3          1.7           34.3
                                                                      --------       --------    ---------       --------
EARNINGS (LOSS) BEFORE INCOME TAXES                                     (27.1)           0.3       (145.6)          47.7
                                                                      --------       --------    ---------       --------

INCOME TAX EXPENSE (RECOVERY)
  Current                                                                 0.9            1.1         12.1            3.2
  Future (note 5)                                                        (7.9)         (19.6)       (71.7)         (12.0)
                                                                      --------       --------    ---------       --------
                                                                         (7.0)         (18.5)       (59.6)          (8.8)
                                                                      --------       --------    ---------       --------

NET EARNINGS (LOSS)                                                    $(20.1)       $  18.8     $  (86.0)       $  56.5

RETAINED EARNINGS, BEGINNING OF PERIOD, RESTATED (NOTE 2)               297.5          903.1        363.4          902.6

SPECIAL DISTRIBUTION                                                        -         (546.5)           -         (546.5)
DIVIDENDS                                                                   -              -            -          (37.2)
                                                                      --------       --------    ---------       --------
RETAINED EARNINGS, END OF PERIOD                                      $ 277.4        $ 375.4     $  277.4        $ 375.4
                                                                      --------       --------    ---------       --------
                                                                      --------       --------    ---------       --------

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (IN DOLLARS)              $ (0.10)       $  0.13     $  (0.45)       $  0.44

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS)                205.9          140.7        189.2          129.8

                           NORSKE SKOG CANADA LIMITED

-------------------------------------------------------------------------------------------------------------------------
                                                                                                         As at
CONSOLIDATED BALANCE SHEETS                                                                    --------------------------
                                                                                               SEPTEMBER 30   December 31
unaudited (in millions of dollars)                                                                  2002          2001
---------------------------------------------------------------------------------------------  --------------------------
                                                                                                               (RESTATED
                                                                                                               - NOTE 2)
ASSETS

  Current assets
    Cash and short-term investments                                                              $      -      $  104.8
    Marketable securities                                                                               -          34.4
    Accounts receivable                                                                             307.0         303.1
    Inventories                                                                                     240.4         230.5
    Prepaid expenses                                                                                 19.3           4.1
                                                                                               ------------   -----------
                                                                                                    566.7         676.9
  Fixed assets                                                                                    2,331.7       2,416.4
  Other assets                                                                                       40.2          56.5
                                                                                               ------------   -----------
                                                                                                 $2,938.6      $3,149.8
                                                                                               ------------   -----------
                                                                                               ------------   -----------
LIABILITIES
  Current liabilities
    Accounts payable and accrued liabilities                                                     $  264.2      $  285.6
    Current portion of long-term debt (note 6)                                                          -          10.7
                                                                                               ------------   -----------
                                                                                                    264.2         296.3
  Long-term debt (note 6)                                                                           903.3       1,163.9
  Other long-term obligations                                                                       183.7         152.6
  Future income taxes                                                                               416.8         492.0
  Deferred credits                                                                                    8.5           8.5
                                                                                               ------------   -----------
                                                                                                  1,776.5       2,113.3
                                                                                               ------------   -----------
SHAREHOLDERS' EQUITY
  Share capital (note 7)                                                                            884.7         673.1
  Retained earnings                                                                                 277.4         363.4
                                                                                               ------------   -----------
                                                                                                  1,162.1       1,036.5
                                                                                               ------------   -----------
                                                                                                 $2,938.6      $3,149.8
                                                                                               ------------   -----------
                                                                                               ------------   -----------

ON BEHALF OF THE BOARD

(SIGNED) "RUSSELL J. HORNER"                    (SIGNED) "WILLIAM P. ROSENFELD"
DIRECTOR                                        DIRECTOR

                           NORSKE SKOG CANADA LIMITED

-------------------------------------------------------------------------------------------------------------------------
                                                                       Three months ended           Nine months ended
CONSOLIDATED STATEMENTS OF CASH FLOWS                                      September 30                 September 30
                                                                      -----------------------    ------------------------
unaudited (in millions of dollars)                                       2002         2001          2002          2001
---------------------------------------------------------------------------------------------    ------------------------
                                                                                   (RESTATED                   (RESTATED
                                                                                   - NOTE 2)                   - NOTE 2)
CASH PROVIDED (USED) BY

OPERATIONS

  Net earnings (loss)                                                 $(20.1)      $    18.8     $ (86.0)     $    56.5
  Items not requiring (providing) cash
    Depreciation and amortization                                       46.3            31.3       131.9           88.4
    Future income taxes                                                 (7.9)          (19.6)      (71.7)           7.1
    Increase in other long-term obligations                              3.0             7.2         7.1            9.7
    Gain on sale of marketable securities (note 4)                         -               -        (4.8)             -
    Loss (gain) on translation/repayment of long-term debt               5.7            10.9       (10.6)          10.9
    Loss on disposal of Mackenzie pulp operations (note 4)                 -               -           -           31.4
    Other                                                                1.0             2.4        14.6            4.1
                                                                      -------      ----------    --------      ----------
                                                                        28.0            51.0       (19.5)          208.1
                                                                      -------      ----------    --------      ----------
                                                                      -------      ----------    --------      ----------

  Change in non-cash working capital
    Accounts receivable                                                (32.1)            2.4         0.7            24.0
    Inventories                                                        (23.4)           22.0       (10.6)           40.5
    Prepaid expenses                                                   (13.8)           10.1       (15.1)           (0.1)
    Accounts payable and accrued liabilities                            (5.8)          (25.3)      (14.7)          (57.2)
                                                                      -------      ----------    --------      ----------
                                                                       (75.1)            9.2       (39.7)            7.2
                                                                      -------      ----------    --------      ----------
    Cash provided (used) by operations                                 (47.1)           60.2       (59.2)          215.3
                                                                      -------      ----------    --------      ----------

INVESTING
  Acquisition of business                                                  -           (74.1)          -           (74.1)
  Additions to fixed assets                                            (13.6)          (21.5)      (40.5)          (62.1)
  Proceeds from sale of marketable securities (note 4)                     -               -        39.2               -
  Proceeds from sale of Mackenzie pulp operations                          -               -           -           103.8
  Proceeds from sale of fixed assets                                     0.2             0.1         1.5             0.7
  Increase in other long-term obligations                                3.4               -         3.4               -
  Decrease (increase) in other assets                                    1.1             0.6        (2.6)            1.0
                                                                      -------      ----------    --------      ----------
                                                                        (8.9)          (94.9)        1.0           (30.7)
                                                                      -------      ----------    --------      ----------

FINANCING
  Special distribution                                                     -        (1,490.3)          -        (1,490.3)
  Increase in revolving loan (note 6)                                   63.8               -       131.8               -
  Issue of long-term debt (note 6)                                         -           768.2           -           768.2
  Repayment of long-term debt (note 6)                                  (7.5)         (238.1)     (386.7)         (238.1)
  Issue of common shares, net of share issue costs (note 7)             (0.3)              -       208.3               -
  Dividends paid                                                           -               -           -           (37.2)
  Financing costs                                                          -           (28.4)          -           (28.4)
                                                                      -------      ----------    --------      ----------
                                                                        56.0          (988.6)      (46.6)       (1,025.8)
                                                                      -------      ----------    --------      ----------

CASH, INCREASE (DECREASE) DURING PERIOD (1)                                -        (1,023.3)     (104.8)         (841.2)
CASH, BEGINNING OF PERIOD (1)                                              -         1,111.8       104.8           929.7
                                                                      -------      ----------    --------      ----------
CASH, END OF PERIOD (1)                                                    -       $    88.5     $     -       $    88.5
                                                                      -------      ----------    --------      ----------
                                                                      -------      ----------    --------      ----------

SUPPLEMENTAL INFORMATION
  Income taxes paid                                                   $  2.2       $     0.3     $   11.3      $     2.2
  Non-cash consideration for acquisition of business                       -           354.3            -          354.3
  Non-cash proceeds from sale of Mackenzie pulp operations (note 4)        -               -            -           34.6
  Net interest paid (received)                                          18.0             7.1         59.9          (23.5)


(1)  Cash includes cash and short-term investments.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Norske Skog Canada Limited ("the Company" or "NorskeCanada") and from their respective dates of acquisition of control or formation, its wholly-owned subsidiaries and partnership. The Company's 50.1% proportionate share of Powell River Energy Inc. ("PREI"), a joint venture between Great Lakes Power Inc. ("Great Lakes") and the Company, is accounted for using the proportionate consolidation method. All inter-company transactions and amounts have been eliminated on consolidation.

     The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual consolidated financial statements, except as described in notes 2 and 3 below. These unaudited interim consolidated financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and therefore should be read in conjunction with the December 31, 2001 audited consolidated financial statements and the notes below.

2.   SIGNIFICANT ACCOUNTING POLICIES

     FOREIGN CURRENCY AND DERIVATIVES

     Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants' ("CICA") revised Handbook Section 1650, FOREIGN CURRENCY TRANSLATION. The revised standard eliminates the deferral and amortization of foreign currency translation gains and losses on long-lived monetary items. The revised standard also requires disclosure of these foreign exchange gains and losses.

     The Company hedges a portion of its long-term debt denominated in foreign currencies using forward foreign currency contracts. Gains or losses on translation of long-term debt hedged by forward foreign currency contracts are offset by the gains or losses on the translation of the forward foreign currency contracts to the current foreign exchange spot rates. The difference between the spot foreign exchange rate and the forward foreign exchange rate at the date of acquiring a forward foreign currency contract is amortized to earnings on a straight-line basis over the term of the contract.

     The revised standard has been applied retroactively, with restatement of prior periods, resulting in a reduction to amounts previously reported at December 31, 2001 for other assets of $17.1 million, future income taxes of $3.0 million, and retained earnings of $14.1 million. At September 30, 2001, the restatement resulted in a reduction of other assets of $10.9 million, future income taxes of $1.9 million and retained earnings of $9.0 million. The restatement of prior period earnings resulted in a loss on translation of long-term debt of $10.9 million and an income tax recovery of $1.9 million for the quarter and nine months ended September 30, 2001. For the year ended December 31, 2001, the restatement resulted in a loss on translation of long-term debt of $17.1 million and an income tax recovery of $3.0 million relating to unrealized foreign currency exchange losses previously deferred.

     STOCK OPTION PLANS

     Effective January 1, 2002, the Company adopted the CICA's new Handbook
     Section 3870, STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS. Under the new standard, stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, are accounted for using the fair value based method. No compensation cost is required to be recorded for all other stock-based employee compensation awards. Consideration paid by employees on the exercise of stock options is recorded as share capital and contributed surplus. The Company discloses the pro forma effect of accounting for these awards under the fair value based method (see note 9). The adoption of this new standard has resulted in no changes to amounts previously reported.

3.   SEGMENTED INFORMATION

     The Company operates in three business segments:

          Specialties - manufacture and sale of groundwood specialty printing papers
          Newsprint - manufacture and sale of newsprint
          Pulp and containerboard - manufacture and sale of softwood pulps and containerboard

     Subsequent to December 31, 2001, the Company segregated its newsprint activities from those relating to groundwood specialty printing papers and reports the results of these activities separately as the Newsprint and Specialties segments. Segment information for prior periods has been restated to reflect this change.

     The segments are managed separately and all manufacturing facilities are located in Canada.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------

SEGMENTED FINANCIAL INFORMATION

                                                                  Paper
                                              --------------------------------------------
                                                                                                Pulp and
                                              Specialties      Newsprint        Subtotal     containerboard      Total
                                              ---------------------------------------------------------------------------
THREE MONTHS ENDED SEPTEMBER 30, 2002

     Net sales 1                                $  195.1        $  117.1        $  312.2        $   80.4        $  392.6
     Depreciation and amortization                  22.8            16.1            38.9             7.4            46.3
     Operating earnings (loss)                       2.4           (15.2)          (12.8)            8.9            (3.9)
     Capital expenditures                            9.6             2.9            12.5             1.1            13.6

THREE MONTHS ENDED SEPTEMBER 30, 2001

     Net sales 1                                   119.4           117.5           236.9            85.2           322.1
     Depreciation and amortization                   8.3            12.3            20.6            10.7            31.3
     Operating earnings (loss)                      18.5             2.7            21.2            (7.5)           13.7
     Capital expenditures                            6.6             9.1            15.7             5.8            21.5

NINE MONTHS ENDED SEPTEMBER 30, 2002

     Net sales 1                                   536.4           320.1           856.5           220.2         1,076.7
     Depreciation and amortization                  61.2            47.1           108.3            23.6           131.9
     Operating earnings (loss)                       4.6           (66.7)          (62.1)          (23.5)          (85.6)
     Capital expenditures                           26.9             7.4            34.3             6.2            40.5

NINE MONTHS ENDED SEPTEMBER 30, 2001

     Net sales 1                                   258.3           371.9           630.2           345.7           975.9
     Depreciation and amortization                  17.8            33.2            51.0            37.4            88.4
     Operating earnings (loss)                      40.1            41.1            81.2           (12.8)           68.4
     Capital expenditures                           12.5            21.5            34.0            28.1            62.1


1 Pulp and containerboard net sales are stated net of inter-segment pulp sales of $41.6 million for the three months ended September 30, 2002 ($21.2 million - three months ended September 30, 2001) and $103.9 million for the nine months ended September 30, 2002 ($61.5 million - nine months ended September 30, 2001).

4.   OTHER EXPENSE, NET

     Other expense, net is comprised of the following:

                                                  Three months ended           Nine months ended
                                                      September 30               September 30
                                                 ---------------------       --------------------
                                                   2002         2001           2002        2001
                                                 --------     --------       --------------------

     Write-off of deferred financing costs        $    -       $    -         $ 15.8      $   -
     Gain on sale of marketable securities             -            -           (4.8)         -
     Loss on sale of Mackenzie pulp operations         -            -              -        31.4
     Other                                             -          1.4            1.7         2.3
                                                 --------     --------       --------    --------
                                                  $    -       $  1.4         $ 12.7      $ 33.7
                                                 --------     --------       --------    --------
                                                 --------     --------       --------    --------

     The deferred financing costs were associated with term and operating credit facilities that were repaid in May 2002 and July 2002 respectively (note 6).

     On June 15, 2001, the Company sold its Mackenzie pulp operations for net proceeds of $138.4 million and a loss of $19.0 million, net of tax recovery of $12.4 million. The net proceeds included 1,750,000 shares of Pope and Talbot Inc., which had a market value of $34.6 million on the closing date. The Company disposed of these shares on March 28, 2002 for net proceeds of $39.2 million and a gain of $4.8 million.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------

5.   FUTURE INCOME TAXES

     Future income taxes for nine months ended September 30, 2002 include a non-cash recovery of $9.7 million relating to a change in the estimate of the income tax liability for prior years.

6.   LONG-TERM DEBT

     The Company's long-term debt, including current maturities, is as follows:

                                                                                  AS AT          As at
                                                                              SEPTEMBER 30,   December 31,
     RECOURSE                                                                     2002            2001
                                                                              -------------   ------------

     Senior notes, 8.625% due June 2011 (US$250.0 million)                       $  396.5       $  398.2
     Senior notes, 10% due March 2009 (US$200.0 million)                            337.0          340.7
                                                                                 --------       --------
                                                                                    733.5          738.9
     Term loan, due June 2006, with interest at CDN prime rate/
          US base rate plus 1.25%, or LIBOR/BA rate plus 2.25%,
          at the Company's option                                                       -           72.2

     Term loan, due August 2007, with interest at US prime rate plus 1.75%, or LIBOR plus 2.75%, at the Company's option
          (US$199.0 million)                                                            -          316.9

     Revolving operating credit facility, due July 2005 (CDN$350.0 million),
          with interest at CDN prime rate/US base rate plus 1.25%, or               132.2              -
          LIBOR/BA rate plus 2.25%, at the Company's option.
                                                                                 --------       --------
                                                                                    865.7        1,128.0
                                                                                 --------       --------

     NON-RECOURSE (PREI)

     Term loan (senior debt), due August 2002, with interest at CDN prime rate/US base rate plus 0.25%, or LIBOR/BA rate plus 1.25%, at
          the Company's option                                                          -           35.1

     Term loan (junior debt), due August 2002, with interest at BA rate
          plus 3.5%                                                                     -           11.5

     First Mortgage Bonds, 6.387% due July 2009 (CDN$75.0 million)                   37.6              -
                                                                                 --------       --------
                                                                                     37.6           46.6
                                                                                 --------       --------
     Total long-term debt                                                           903.3        1,174.6
     Less:  Current portion                                                             -         (10.7)
                                                                                 --------       --------
                                                                                 $  903.3       $1,163.9
                                                                                 --------       --------
                                                                                 --------       --------

     On May 28, 2002, the Company repaid the outstanding balance on its term loans. The Company used the proceeds from a share equity offering (note 7), together with cash on hand and drawings on the existing credit facilities, to fund the repayment.

     On July 19, 2002, the Company repaid its then existing revolving credit facility and replaced it with a new $350.0 million revolving operating loan. The new operating credit facility is available based on a borrowing base determined by accounts receivable and inventory balances and includes a covenant to maintain the debt/capitalization ratio below 60%. An interest coverage covenant is applicable only if the Company incurs additional secured debt. At September 30, 2002, the unused recourse operating credit facility available to the Company, after giving effect to the outstanding letters of credit, was $192.0 million.

     On July 24, 2002, PREI refinanced its debt by issuing $75.0 million of First Mortgage Bonds due July 2009. As part of the refinancing, the Company and the other shareholder of PREI each advanced $7.5 million to PREI. The Company drew $7.5 million from the operating credit facility to finance its advance.

7.   SHARE CAPITAL

     On May 28, 2002, the Company issued 31,100,000 common shares for net proceeds of $208.3 million. The Company used the funds to repay its term debt (note 6).


                                                   AS AT SEPTEMBER 30, 2002       As at December 31, 2001
                                                 ---------------------------    ------------------------------
                                                     SHARES            $            Shares              $
                                                 ---------------   ---------    ---------------   ------------
     Continuity of common shares:
          Beginning of period                      174,810,132       673.1        124,189,252       1,262.6
          Common shares issued                      31,100,000       217.7         50,620,880         354.3
          Special distribution                               -           -                  -        (943.8)
          Share issue costs (net of income
               tax recovery of $3.3 million)                 -        (6.1)                 -             -
                                                 ---------------   ---------    ---------------   -----------
           End of period                           205,910,132       884.7        174,810,132         673.1
                                                 ---------------   ---------    ---------------   -----------
                                                 ---------------   ---------    ---------------   -----------

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------

8.   FINANCIAL INSTRUMENTS

     The Company uses financial instruments to reduce its exposure to foreign currency and price risk associated with its US dollar revenues and US dollar long-term debt. The Company also uses interest rate swap derivatives to reduce its exposure to changes in long-term fixed interest rates associated with its senior notes.

     REVENUE HEDGING INSTRUMENTS

     At September 30, 2002, the Company's forward foreign currency contracts and options hedging future revenues totalled notional US$571.0 million maturing over the next 24 months at an average minimum rate of 1.5475 and average maximum rate of 1.5836. At period-end exchange rates, the net amount that the Company would pay to settle the unrecognized amount for these contracts and options is $19.7 million.

     LONG-TERM DEBT HEDGING INSTRUMENTS

     The Company has forward foreign exchange contracts to acquire US dollars totalling US$349.5 million over a five-year period at rates averaging
     1.5688. In addition, the Company has entered into cancellable and non-cancellable interest rate swaps on US$105.0 million under which it will receive a fixed rate receipt at 8.625% and pay a floating rate averaging LIBOR plus 2.51%. The termination dates are June 15, 2009 and June 15, 2011, and the cancellation dates range from June 15, 2005 to June 15, 2008. At period-end rates, the net amount the Company would receive to settle these contracts is $35.0 million.

9.   STOCK-BASED COMPENSATION

     The Company applies settlement accounting for recording share options granted to directors, officers and employees. If the fair value method had been used to determine compensation cost for share options granted to directors, officers and employees, the Company's net loss and loss per share would have been as follows:

                                           Three months ended         Nine months ended
                                           September 30, 2002         September 30, 2002
                                         ----------------------     ----------------------
     Net loss:
          As reported                            (20.1)                     (86.0)
          Pro forma                              (20.3)                     (86.5)

     Net loss per common share:
          As reported                            (0.10)                     (0.45)
          Pro forma                              (0.10)                     (0.46)

     The fair value of share options was estimated using the Black-Scholes option-pricing model with the following assumptions:

                                           Three months ended         Nine months ended
                                           September 30, 2002         September 30, 2002
                                         ----------------------     ----------------------
     Risk-free interest rate (%)                   5.2                        5.2
     Annual dividends per share                      -                          -
     Expected stock price volatility (%)          26.0                       26.0

     The average expected life of the options used in the option pricing model was determined as six years.

10.  COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform with the presentation adopted for the current period.